EXHIBIT 10.1

AGREEMENT

This preliminary agreement (the "Preliminary Agreement") dated this 15th day of August, 2013, is by and between Progaming Platforms Corp., a Delaware corporation with offices located at 40 Wall Street, 28th Floor, New York, NY 10005 (the "Investor"), BREEDIT Ltd., a private limited liability company duly incorporated and validly existing under the laws of the State of Israel (the "Company") and Oded Sagee, founder of BreedIT, with an address at 50 Ramat Yam St., Hertzeliya, Israel (the "Founder"). Progaming, BreedIT and the Founder are sometimes referred to individually, as a "Party" and, collectively, as the "Parties."

1. Invested Amount: Up to a sum in NIS equal to USD 1,000,000, based on an exchange rate of no less than NIS 3.6 per USD 1 but in any event not less than a sum in NIS equal to USD 245,000, based on an exchange rate of no less than NIS 3.6 per USD 1 (the "Investment Amount" and the "Initial Sum", respectively). The Investor shall transfer the Initial Sum to the Company in the manner described under Infusion of Funds below and shall use its best efforts to provide the remainder of the Investment Amount, whether by it or by other investors, at the Investor's sole discretion and subject to the terms set forth herein.

2. Infusion of Funds:
(a) The Initial Sum shall be injected into the Company to fund the Company's operations for the period of 12 months following the Closing, in accordance with the budget attached hereto as Annex A (the "Budget").
(b) The Investment Amount shall be provided as an equity investment in the Company or against capital notes to be issued by the Company that will not bear interest, will not be linked to any index and will not have a repayment date (the "Capital Notes"). The Capital Notes holders, as such, shall only be entitled to participate in the distribution of the Company's assets in case of liquidation pari-passu with the other holders of Ordinary Shares in the Company as if they have invested the monies against which the Capital Notes were issued as reflected by the Ordinary Shares held by such Capital Notes holders.
(c) At the Closing date of the Definitive Agreement (the "Closing"), the Investor shall deposit an amount of NIS 220,500 (61,250$) on account of the Initial Sum in an escrow account to be opened by Confino, Luchtenstein Trust Company Ltd. (the "Escrow Agent"). The balance of the Initial Sum will be transferred to the Escrow Agent within 30 days after the Closing. The Escrow Agent will transfer the Initial Sum to the Company according to a specific irrevocable letter of instructions to be given to the Escrow Agent as part of the Closing.
(d) It is clarified that the Initial Sum is expected to suffice for funding the Company for approximately 12 months following the Closing. The balance of the Investment Amount after infusion of the Initial Sum (i.e., a sum in NIS equal to USD 755,000, based on an exchange rate of no less than NIS 3.6 per USD 1) shall be raised by the Company, from the Investor or third parties, from time to time based on the Company's needs for the coming 12-month period, commencing on the date which is 1 (one) year after the Closing, and based on updated budgets which shall be provided to the Investor up to 4 months prior to raising such funds (the "Updated Budget").
(e) At the Closing the Parties shall deposit with the Escrow Agent a signed board resolution pursuant to which in the event the Investor does not transfer the balance of the Initial Sum according to terms and within the time frames specified in this Preliminary Agreement, the Ordinary Shares held by the Investor's will immediately convert into deferred shares.

3. Securities Offered:
(a) 200 Ordinary Shares of the Company, each with a par value of NIS 1.00 ("Ordinary Shares"), in consideration for their par value, constituting 66.67% of the Company's issued and outstanding share capital as of the date of the Closing and 60% on a fully diluted basis.
The Founder will hold 100 Ordinary Shares constituting 33.33% of the Company's issued and outstanding share capital as at the date of the Closing and 30% on a fully diluted basis.
(b) As soon as practicable after the Closing but in any event no later than 90 days thereafter, the Investor shall issue to the Founder options to purchase 9.99% of the aggregate number of shares (i) of the Investor's issued and outstanding share capital on the date of grant (calculated on a post-issuance basis), plus (ii) the number of Investor shares to be issued to third parties that shall invest the Initial Sum in Investor's capital (calculated on a post-issuance basis), Plus (iii) the number of Investor shares issuable upon the conversion of notes in the amount of US$ 70,000 issued by Investor (calculated on a post-issuance basis) (the "Founder Option") at an exercise price equal to the lower of (i) USD 0.05 per share, or (ii) the price per share paid by the first Qualified Investor (as shall be defined in the Definitive Agreement). The Founder Option shall be vested over a period of 3 years from their issuance on a quarterly basis.  All other terms of the Founder Option shall be as specified an Annex B. Without derogating from the Investor's obligations as set above, the Investor shall use reasonable efforts to adopt a stock option plan under the Israeli Tax Ordinance for employees of Israeli subsidiaries, under with the Founder Option shall be granted.

4. ESOP: At the Closing the Company shall adopt an employee share option plan for the purchase of 10% of the Company's issued and outstanding share capital on a fully diluted basis (calculated on the Closing date), whether by way of direct issuance of Ordinary Shares or by issuance of other securities convertible into Ordinary Shares. It is clarified that the Founder shall not be entitled to securities under the ESOP.

5. Anti-Dilution Protection: The Founder shall be granted an anti-dilution protection up to an aggregate raising of funding for the Company, commencing on the date hereof (including the Initial Sum), in any manner whatsoever, whether by way of equity investments, loans, guarantees, capital note or any other way, of a sum equal to the Investment Amount i.e. US$1,000,000. Therefore, the Founder's holding percentage in the Company amounting to 30% on a fully diluted basis shall not be affected if the balance between the Initial Amount and the Investment Amount shall be invested in the Company, in whole or in part, by the Investor or by any other person or entity which are not the Investor; It is agreed, that (i) at least 4 months prior to raising any funds (in addition to the Initial Sum), Company shall provide Investor with the Updated Budget, (ii) Company may approach third party investors with intent to raise funds from them only if Investor has not provided the funds required for the next year in accordance with the Updated Budget by 3 months before the commencement of such year, and (iii) Investor shall have a right of first offer with respect to any funding agreed between the Company and an third party (without derogating from Founder's Anti-Dilution Protection right), provided that Investor or anyone on its behalf shall have the right to match any bona-fide offer received from a third party within 5 business days after receiving notice of such third party from Company.

6. Use of Proceeds: The proceeds of the Investment Amount shall be used by the Company in accordance with the Budget as may be amended from time to time by the Company's Board of Directors, which decision shall include Founder's consent thereto.

7. General Meetings: At the Closing the Investor shall deposit a Power Of Attorney with the Escrow Agent irrevocably empowering the Founder to vote the shares of the Investor on any matter brought before general meetings of the Company's shareholders (the "POA"). The Escrow Agent shall transfer the POA to the Founder in the event that the Investor ceases to fund the Company according to the Budget at any time prior to the investment of the full Investment Amount in the Company.

8. Restrictive Provisions: Without derogating from any further approval, or wider majority which may be needed in accordance with the Company's Articles of Association, the Company's Articles of Association will contain restrictions prohibiting the Company from taking certain actions without the written consent of the Founder, as follows: (1) the sale, lease or other similar disposition of all or substantially all of the Company's assets, or a license to all or substantially all of its intellectual property; (2)  the liquidation, dissolution or winding up of the Company;  (3) the amendment of the Articles of Association or other action which would have the effect of amending or waiving the Founder's Anti-Dilution right, his right to appoint a director or his rights under this Section; (4) the alteration of rights attached to any of the Company's shares; (5) the authorization, creation, increase, amendment of rights, or issuance or obligation to issue of any share capital, or other rights or securities convertible into or exchangeable for share capital that is superior to the Ordinary Shares; (6) material changes in the nature of the Company's business; (7) approval of the Company's budget and any deviation therefrom by more than 10%; (8) appointment and termination of officers of the Company; and (9) transactions with related parties including the amendment and termination thereof; and (10)  incorporation of subsidiaries or investment in affiliated companies.

9. Board of Directors: The Company's Board of Directors shall consist of two directors: (1) The Founder, provided however, should he be legally unable to serve as a director, a director will be appointed by the Founder in his stead; and (2) a director that will be appointed by the Investor, subject to the Founder's prior approval – not to be unreasonably withheld. In the event that Investor shall consider the Founder's disapproval unreasonable, then within 10 business days thereafter the Investor and the Founder shall each present its or his to Mr. Yoram Harpak who shall resolve the matter. Mr. Harpak's resolution shall be binding on the parties and non-appealable.

10. Employment Agreement: At the Closing the Company and the Founder shall sign an employment agreement under which the Founder shall serve as the Company's Chief Executive Officer for a period of not less than 5 years. The terms of the Founders employment with the Company shall be acceptable to the Parties and shall be finalized prior to the execution of the Definitive Agreement and the execution copy of such agreement shall be attached as an exhibit to the Definitive Agreement. It is clarified that an agreement on Founder's principal terms of employment shall be a condition to this Preliminary Agreement becoming binding upon the Parties.

11. Definitive Agreement: The definitive agreement for the transaction contemplated herein will reflect the terms and conditions herein, and will contain additional provisions customary in transactions of this type (the "Definitive Agreement"), including customary representations and warranties and closing conditions to the Closing, including bring-down of such representations and warranties and no material adverse change in the Company's or the Investor's assets and liabilities. As soon as possible following the execution of this Preliminary Agreement, the Parties shall enter into good faith negotiations regarding the terms and conditions of the Definitive Agreement and the terms and conditions of the Employment Agreement. The anticipated signing date of the Definitive Agreement shall be 45 days from the date hereof, or any other date agreed by the Parties in writing.

12. Conditions:
The consummation of the transaction contemplated hereunder is subject to: (i) customary closing conditions for a transaction of this type, including but not limited to (ii) Parties' satisfaction with the results of confirmatory due diligence review to be conducted commencing upon the execution hereof, (iii) obtaining all required regulatory, board, shareholder (if required) and other third party approvals; (iv) the execution of the Definitive Agreement and the execution of the Employment Agreement as well as all other mutually agreeable legal documentation for the transaction; and (v) the execution by the Company of a Binding Agreement with Yissum Research Development Company of the Hebrew University of Jerusalem Ltd. ("Yissum") further to that certain Memorandum of Understanding Signed between the Company and Yissum On June 23, 2013.

13. Expenses: Each party to this Preliminary Agreement shall bear all the expenses incurred by it in connection with this Preliminary Agreement and the Definitive Agreement. For this purposes it is agreed that the Founder and the Company shall be considered as one party.

14. No Shop; Ordinary Course: For a period of 45 days after the date of this Preliminary Agreement, the Company shall not, directly or indirectly: (a) issue any new share capital, or rights or other securities convertible into or exchangeable for share capital, of the Company, cause or permit any sale, assignment, transfer or conveyance of any of the outstanding share capital, or rights or other securities convertible into or exchangeable for share capital, of the Company, or sell, assign, transfer or convey any of the assets of the Company; (b) solicit any offers for, respond to any unsolicited offers for, or enter into or conduct any negotiations in respect of any of the foregoing; or (c) in any way assist or encourage any person in connection with any proposed acquisition of any of the securities or assets of the Company.

15. Exclusivity Period: During the period commencing on the date of this Preliminary Agreement and ending 200 days thereafter, in consideration for the efforts expended by the Investor in connection with the transaction being contemplated hereunder, the Company and the Founder hereby agree to negotiate exclusively with the Investor (and their agents and representatives) concerning such contemplated transaction and shall not engage in any discussions or negotiations with any other party regarding a similar transaction.

16. Governing Law and Jurisdiction: This Preliminary Agreement and the Definitive Agreement shall be governed by, and be construed in accordance with, the laws of the State of Israel without regard to its choice of law rules. The competent courts of Tel Aviv-Jaffa shall have exclusive jurisdiction to hear all disputes arising in connection with this Preliminary Agreement.

(Signatures on Following Page)

[SIGNATURE PAGE – PRELIMINARY AGREEMENT DATED AUGUST15, 2013]

This Preliminary Agreement is hereby executed as of the date first specified above.

Progaming Platforms Corp.
/s/ Erez Zino Name: Erez Zino, CEO Date: August 15, 2013

BREEDIT Ltd. /s/ Oded Sagee Name: Oded Sagee, CEO
Date: August 15, 2013

Oded Sagee
/s/ Oded Sagee
Date: August 15, 2013